Exhibit 99.2

Explanatory Note

Set forth below in this Exhibit 99.2 are the historical unaudited consolidated balance sheet of Express Scripts Holding Company as of September 30, 2018 and consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the three and nine months ended September 30, 2018 and 2017.  Unless the context otherwise requires, references to the terms “we,” “our,” or “us” used throughout this Exhibit 99.2 refer to Express Scripts Holding Company and its consolidated subsidiaries.

EXPRESS SCRIPTS HOLDING COMPANY Unaudited Consolidated Balance Sheet
(in millions)	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$3,705.7	$2,309.6
Receivables, net	7,824.1	7,056.3
Inventories	2,168.9	2,124.9
Prepaid expenses and other current assets	653.5	466.3
Total current assets	14,352.2	11,957.1
Property and equipment, net	490.9	551.3
Computer software, net	827.5	814.9
Goodwill	31,110.5	31,099.7
Other intangible assets, net	8,425.5	9,625.9
Other assets	235.0	206.9
Total assets	$55,441.6	$54,255.8

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$10,190.2	$10,188.5
Accounts payable	4,412.9	3,755.7
Accrued expenses	2,067.0	2,869.3
Short-term debt and current maturities of long-term debt	2,021.3	1,032.9
Total current liabilities	18,691.4	17,846.4
Long-term debt	12,974.2	14,981.5
Deferred taxes	2,347.8	2,562.4
Other liabilities	855.4	740.2
Total liabilities	34,868.8	36,130.5
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 866.9 and 862.3, respectively; shares outstanding: 563.6 and 564.4, respectively	8.7	8.6
Additional paid-in capital	23,826.8	23,537.8
Accumulated other comprehensive loss	(6.5)	(2.9)
Retained earnings	18,890.7	16,318.6
	42,719.7	39,862.1
Common stock in treasury at cost, 303.3 and 297.9 shares, respectively	(22,153.8)	(21,742.5)
Total Express Scripts stockholders’ equity	20,565.9	18,119.6
Non-controlling interest	6.9	5.7
Total stockholders’ equity	20,572.8	18,125.3
Total liabilities and stockholders’ equity	$55,441.6	$54,255.8
See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY Unaudited Consolidated Statement of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2018	2017	2018	2017
Revenues	$25,563.2	$24,683.4	$75,974.4	$74,685.8
Cost of revenues	23,211.8	22,445.7	69,539.4	68,414.2
Gross profit	2,351.4	2,237.7	6,435.0	6,271.6
Selling, general and administrative	862.8	759.3	2,672.6	2,360.0
Operating income	1,488.6	1,478.4	3,762.4	3,911.6
Other (expense) income:
Interest income and other	13.0	13.6	33.8	28.7
Interest expense and other	(151.0)	(147.7)	(456.3)	(439.9)
	(138.0)	(134.1)	(422.5)	(411.2)
Income before income taxes	1,350.6	1,344.3	3,339.9	3,500.4
Provision for income taxes	276.8	499.3	760.8	1,299.6
Net income	1,073.8	845.0	2,579.1	2,200.8
Less: Net income attributable to non-controlling interest	2.2	3.3	7.0	11.0
Net income attributable to Express Scripts	$1,071.6	$841.7	$2,572.1	$2,189.8

Weighted-average number of common shares outstanding during the period:
Basic	562.9	571.8	562.5	585.1
Diluted	567.9	574.7	566.8	588.4
Earnings per share:
Basic	$1.90	$1.47	$4.57	$3.74
Diluted	$1.89	$1.46	$4.54	$3.72
See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY Unaudited Consolidated Statement of Comprehensive Income
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Net income	$1,073.8	$845.0	$2,579.1	$2,200.8
Other comprehensive income (loss):
Foreign currency translation adjustment	1.5	3.7	(3.6)	8.4
Comprehensive income	1,075.3	848.7	2,575.5	2,209.2
Less: Comprehensive income attributable to non-controlling interest	2.2	3.3	7.0	11.0
Comprehensive income attributable to Express Scripts	$1,073.1	$845.4	$2,568.5	$2,198.2
See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY Unaudited Consolidated Statement of Changes in Stockholders’ Equity
	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Non-controlling Interest	Total
Balance at December 31, 2017	862.3	$8.6	$23,537.8	$(2.9)	$16,318.6	$(21,742.5)	$5.7	$18,125.3
Net income	—	—	—	—	2,572.1	—	7.0	2,579.1
Other comprehensive loss	—	—	—	(3.6)	—	—	—	(3.6)
Treasury stock acquired	—	—	—	—	—	(411.3)	—	(411.3)
Changes in stockholders’ equity related to employee stock plans	4.6	0.1	289.0	—	—	—	—	289.1
Distributions to non-controlling interest, net of contributions	—	—	—	—	—	—	(5.8)	(5.8)
Balance at September 30, 2018	866.9	$8.7	$23,826.8	$(6.5)	$18,890.7	$(22,153.8)	$6.9	$20,572.8
See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY Unaudited Consolidated Statement of Cash Flows
	Nine Months Ended September 30,
(in millions)	2018	2017
Cash flows from operating activities:
Net income	$2,579.1	$2,200.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,500.2	1,344.2
Deferred income taxes	(207.3)	(247.5)
Employee stock-based compensation expense	89.7	78.0
Other, net	20.7	24.2
Changes in operating assets and liabilities:
Receivables	(792.5)	161.2
Inventories	(44.1)	(93.8)
Other current and noncurrent assets	(187.1)	(88.8)
Claims and rebates payable	(0.4)	642.6
Accounts payable	680.1	475.4
Accrued expenses	(750.9)	(659.3)
Other noncurrent liabilities	100.8	144.5
Net cash flows provided by operating activities	2,988.3	3,981.5
Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	(241.3)	(177.3)
Acquisitions, net of cash acquired	(26.4)	(122.7)
Other, net	(28.3)	(11.3)
Net cash used in investing activities	(296.0)	(311.3)
Cash flows from financing activities:
Repayment of long-term debt	(831.4)	(650.0)
Treasury stock acquired	(420.7)	(2,735.7)
Net proceeds from employee stock plans	198.9	51.3
Commercial paper repayments, net	(195.0)	—
Other, net	(43.4)	(22.5)
Net cash used in financing activities	(1,291.6)	(3,356.9)
Effect of foreign currency translation adjustment	(4.6)	5.4
Net increase in cash and cash equivalents	1,396.1	318.7
Cash and cash equivalents at beginning of period	2,309.6	3,077.2
Cash and cash equivalents at end of period	$3,705.7	$3,395.9
See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 - Summary of significant accounting policies
Our significant accounting policies, normally included in financial statements prepared in conformity with generally accepted accounting principles, have been omitted from this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). We believe the disclosures contained in this Form 10-Q are adequate to fairly state the information when read in conjunction with the Notes to the Consolidated Financial Statements included in our consolidated financial statements for the year ended December 31, 2017, included in Item 8 - Consolidated Financial Statements and Supplementary Data, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2018. For a description of our accounting policies, refer to the Notes to the Consolidated Financial Statements included therein.
We believe the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary to state fairly the unaudited consolidated balance sheet as of September 30, 2018, the consolidated balance sheet as of December 31, 2017, the unaudited consolidated statement of operations and unaudited consolidated statement of comprehensive income for each of the three and nine months ended September 30, 2018 and 2017, the unaudited consolidated statement of changes in stockholders’ equity for the nine months ended September 30, 2018, and the unaudited consolidated statement of cash flows for the nine months ended September 30, 2018 and 2017. Certain amounts in the prior year have been reclassified to conform to the current year presentation. Operating results for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.
Subsequent to December 15, 2017, the date of acquisition, our Other Business Operations segment includes medical benefit management services provided by CareCore National Group, LLC and its affiliates d/b/a eviCore healthcare (“eviCore”). See Note 5 - Acquisition for further description. Prior to December 27, 2017, our Other Business Operations segment also included consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines. These services were provided by United BioSource Holdings, Inc. (“UBC”), which we sold on December 27, 2017.
On March 8, 2018, we entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated as of June 27, 2018, and as it may be further amended from time to time (the “Merger Agreement”), with Cigna Corporation (“Cigna”) and certain subsidiaries of Cigna whereby Cigna will acquire Express Scripts Holding Company (“Express Scripts” or the “Company”) in a cash and stock transaction valued on announcement at approximately $67.0 billion, including Cigna’s assumption of approximately $15.0 billion in Express Scripts debt. The merger consideration per share of Company common stock will consist of (i) 0.2434 of a fully paid and nonassessable share of common stock of the combined company and (ii) the right to receive $48.75 in cash, without interest. Upon closing of the transaction, Cigna stockholders are expected to own approximately 64% of the combined company and Express Scripts stockholders are expected to own approximately 36%. Consummation of the mergers is subject to certain customary conditions, including approval by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the adoption of the Merger Agreement and approval by the holders of a majority of the outstanding shares of Cigna common stock entitled to vote on the adoption of the Merger Agreement (the shares of common stock of the combined company to be issued in the merger having been approved for listing on the New York Stock Exchange), the receipt of certain necessary governmental and regulatory approvals without the imposition of Burdensome Conditions (as defined in the Merger Agreement), the lack of any pending action or proceeding instituted by certain governmental entities to enjoin, restrain or prohibit the merger, and the receipt by each of the Company and Cigna of certain tax opinions. At a special meeting of stockholders held on August 24, 2018, Express Scripts’ stockholders approved the adoption of the Merger Agreement. Also on August 24, 2018, Cigna’s stockholders approved the adoption of the Merger Agreement. On September 17, 2018, the U.S. Department of Justice (the “DOJ”) cleared the pending merger, terminating the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction remains subject to certain state regulatory approvals and filings required in connection with the transaction, including clearances from certain departments of insurance and the satisfaction of all closing conditions. The mergers are expected to be completed by December 31, 2018. Until the closing, we will continue to operate as an independent company.

Adopted new accounting guidance. In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which supersedes ASC Topic 605, Revenue Recognition. The new standard requires companies to recognize revenues upon transfer of goods or services to customers in amounts that reflect the consideration the company expects to receive in exchange for those goods or services. We adopted ASC Topic 606, as of January 1, 2018, using the modified retrospective method applied to all contracts. The effect of initially applying the new revenue standard did not result in an opening balance adjustment to retained earnings as of the beginning of the earliest comparative period presented; however, it did result in an increase to both revenues and cost of revenues beginning with the period ended March 31, 2018. The following are the impacts of the new revenue standard upon adoption:
•	results in reclassifications between revenues and cost of revenues,
•
provides new guidance for evaluating performance obligations, which affects how we interpret the nature of our promises to customers, the control we have in PBM arrangements, and the principal-agent analysis, and results in changing recognition of certain contracts from net to gross, and

•	requires non-cash consideration associated with a certain contract where the client replenishes inventory to be recognized at fair value.
These changes resulted in an increase to both revenues and cost of revenues of $849.4 million and $2,433.5 million for the three and nine months ended September 30, 2018, respectively, with no impact to gross profit.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The guidance addresses the classification of cash flow related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2017, and applied retrospectively. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We adopted these ASUs effective January 1, 2018, retrospectively, with no significant impact on our consolidated financial statements for the three and nine months ended September 30, 2018 and 2017. In certain historical periods, debt extinguishment costs were reclassified from an operating activity to a financing activity as a result of adoption.
New accounting guidance not yet adopted. In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), which supersedes ASC Topic 840, Leases. This ASU is intended to increase transparency and comparability of organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2018, and early application is permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.
Note 2 - Revenue
Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
Revenue recognition - PBM. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).

Our PBM contracts with customers generally obligate us to provide prescription drugs to the client’s members through multiple distribution methods, including retail network, home delivery, and specialty pharmacies as needed. We provide a service of integrating the goods and services selected by our clients into one overall output for which the client has contracted. Thus, PBM contracts generally contain a single performance obligation. We have elected the practical expedient to account for shipping and handling as a fulfillment activity. The nature of our performance obligation is to stand ready to process claims, dispense prescription drugs, and provide other services over the contractual period (generally three years). The quantity or timing of the service provided is in the control of our clients’ members. As such, our performance obligation forms a series of distinct periods of time over which we stand ready to perform. Our performance obligation is satisfied as we complete each period’s (day’s) obligations.
Consideration from PBM contracts is variable in nature because fees are based on services provided to members and claims processed, which can vary from period to period and are outside of our control. Fees are invoiced to our clients either on a periodic basis (e.g., monthly) or as service is provided (e.g., based on volume of claims processed or other service provided) and payment terms are generally due within 30 days. Variable consideration in our PBM contracts meets the criteria to be allocated to the distinct period of time to which it occurs because (i) it is related to the activities performed to satisfy the performance obligation during that period and (ii) it represents the value provided to our customers over the contract term.
Revenues related to dispensing prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated fees for services. The variable consideration associated with retail network transactions is recognized as revenue when claims are adjudicated. We act as a principal in the arrangement and we include the total prescription price as revenues. Through adjudication, we control the process of dispensing the drug even though physical delivery is provided by a retail network pharmacy. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount it is contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies. These factors indicate we have control over the transaction before the prescription is transferred to the member and, thus, that we are acting as a principal. As such, we record the total prescription price contracted with clients in revenues.
In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instruct retail pharmacies to collect from members, are included in our revenues and our cost of revenues.
When prescriptions are dispensed from our home delivery pharmacies, control of the prescription transfers and revenue is recognized when drugs are shipped. At the time of shipment, our earnings process is complete; the obligation of our customer to pay for the drugs is fixed and, due to the nature of the product, the member may not return the drugs or receive a refund.
Revenues from our specialty pharmacies are from providing medications/pharmaceuticals for diseases that rely upon high-cost injectable, infused, oral or inhaled drugs which have sensitive handling and storage needs and from providing fertility pharmaceuticals to providers and patients. Control of specialty revenues earned by our PBM segment transfers to the customer at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances, which represent variable consideration and are estimated based on collection experience. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Historically, adjustments to our original estimates have not been material. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends and are not material.

Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. These revenues include management fees received from these programs.
Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates and various service guarantees. These clients may be entitled to the payment of performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period and accruals are recorded as an offset to revenues if we determine our performance against the guarantee indicates a probable contract liability. These estimates are adjusted to actual when the guarantee period ends and we have either met the guaranteed rate or paid amounts to clients. Historically, adjustments to our original estimates have not been material.
Revenue recognition - Other Business Operations. Revenues from our Other Business Operations segment are earned from the distribution of specialty pharmaceuticals and medical supplies to providers, clinics and hospitals and performance-oriented fees paid by specialty pharmacy manufacturers. Revenues from our Other Business Operations segment are also earned through integrated medical benefit management solutions that drive cost reductions and improved quality care outcomes. Prior to the sale of UBC on December 27, 2017, revenues from our Other Business Operations also included fee-for-service arrangements earned from late-stage clinical trials, risk management and drug safety services associated with UBC.
For contracts in which we are distributing prescription drugs, control transfers to the customer and revenues are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and historically have not experienced a significant level of reshipments. Receivables are recorded at the net realizable value and there are no material reserves or allowances.
Since our acquisition of eviCore on December 15, 2017, Other Business Operations includes revenues from medical benefits management contracts, through which we provide innovative solutions that include utilization management using evidence based criteria, analytics, patient transparency and site of service management as well as access to certain provider specialty networks for our clients and their members. The activity involves developing clinical review criteria for provider inquiries, assessing medical necessity of treatment, and maintaining a network of providers. In some medical benefits management contracts, we earn a per-member-per month fee which is earned over the period in which our client’s eligible members are entitled to service, and in other contracts we are paid a per-claim fee for the services we provide which is earned as services are rendered. We are responsible for confirming member eligibility, performing program utilization review, potentially directing payment to the provider and accepting the financial risk of loss associated with services rendered, as specified within our client contracts. We have the ability to influence contractual fees with clients and possess the financial risk of loss in certain contractual obligations. These factors indicate we are the principal and, as such, we record gross fees contracted with clients in revenues.
We provide a significant service of integrating the goods and services selected by our clients into one overall output for which the client has contracted. Thus, medical benefit management contracts generally contain a single performance obligation. The nature of our performance obligation is to stand ready to provide services over the contractual period (generally three years), but the quantity or timing of the service provided is in the control of our clients’ members. Also, our performance obligation forms a series of distinct periods of time over which we stand ready to perform. Our performance obligation is satisfied as we complete each period’s (day’s) obligations.
Consideration from medical benefits management contracts is variable in nature because fees are based on member enrollment, credits due to clients and reimbursement of provider costs, all of which can vary from period to period. We have control over pricing. Contractual fees are invoiced to our clients monthly and payment terms are generally due within 30 days. The variable consideration in our medical benefits management contracts meets the criteria to be allocated to the distinct period of time to which it relates because (i) it is due to the activities performed to satisfy the performance obligation during that period and (ii) it represents the consideration to which we expect to be entitled. However, consideration impacted by more than one distinct period of service (e.g., annual credits due to clients) is estimated and allocated to the entire period to which performance relates.

Certain arrangements in our medical benefit management contracts include provisions that require us to share with the client the costs or profits of the program in the event medical claims experience is above or below certain specified targets as set forth in the respective contract. The final settlement is dependent on each distinct day’s performance within the annual measurement period, but cannot be allocated to specific days until the full measurement period has occurred and performance can be assessed. As such, this is a form of variable consideration estimated at contract inception and updated through the measurement period (i.e. the contract year), to the extent the risk of reversal does not exist and the consideration is not constrained. The estimated profits and costs are recognized net in revenues.
Rebate accounting. We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. If rebates are provided in conjunction with claims processing and home delivery services provided to clients in PBM contracts, they are not considered distinct within the contract from claim processing and other PBM services. Rebates are considered a form of variable consideration. Rebates and administrative fees earned for the administration of this program are recorded as a reduction of cost of revenues and the portion of the rebate and administrative fees payable to clients is treated as a reduction of revenues. The portion of rebates and administrative fees payable to clients is calculated based on historical and/or anticipated sharing percentages as defined within our contracts with clients. These payables are adjusted to actual when amounts are paid to clients subsequent to collections from pharmaceutical manufacturers; historically, these adjustments have not been material. We pay all or a contractually agreed upon portion of such rebates to our clients. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; this is the period to which this variable consideration relates and to which it is allocated, and rebate amounts are not dependent upon future purchases with the pharmaceutical company. If rebates are provided in a contract with a customer that does not include claims processing, our performance obligation is to arrange for the customer to receive rebates from pharmaceutical manufacturers. Rebates and administrative fees for these services are recorded in revenue, net of rebates and administrative fees payable to the customer. Reserves for estimated uncollectible rebates from the manufacturers are included in accounts receivable.

Disaggregated revenue. The following table disaggregates our revenue by product and service, distribution method, and segment:
(in millions)	PBM(1)	Other Business Operations(2)	Total
For the three months ended September 30, 2018
Product revenues:
Network revenues(3)(4)	$12,525.6	$—	$12,525.6
Home delivery and specialty revenues(4)(5)	10,915.7	—	10,915.7
Other revenues	—	1,107.8	1,107.8
Product revenues	23,441.3	1,107.8	24,549.1
Service revenues	314.4	699.7	1,014.1
Total revenues	23,755.7	1,807.5	25,563.2
For the three months ended September 30, 2017
Product revenues:
Network revenues(3)	$12,182.9	$—	$12,182.9
Home delivery and specialty revenues(5)	10,948.3	—	10,948.3
Other revenues(6)	—	1,130.2	1,130.2
Product revenues	23,131.2	1,130.2	24,261.4
Service revenues	341.9	80.1	422.0
Total revenues	23,473.1	1,210.3	24,683.4
For the nine months ended September 30, 2018
Product revenues:
Network revenues(3)(4)	$37,392.2	$—	$37,392.2
Home delivery and specialty revenues(4)(5)	32,505.8	—	32,505.8
Other revenues	—	3,151.8	3,151.8
Product revenues	69,898.0	3,151.8	73,049.8
Service revenues	920.0	2,004.6	2,924.6
Total revenues	70,818.0	5,156.4	75,974.4
For the nine months ended September 30, 2017
Product revenues:
Network revenues(3)	$36,982.2	$—	$36,982.2
Home delivery and specialty revenues(5)	33,142.5	—	33,142.5
Other revenues(6)	—	3,270.5	3,270.5
Product revenues	70,124.7	3,270.5	73,395.2
Service revenues	1,041.4	249.2	1,290.6
Total revenues	71,166.1	3,519.7	74,685.8
(1)	Includes the results of operations for myMatrixx subsequent to acquisition on May 15, 2017.
(2)	Includes the results of operations for eviCore subsequent to acquisition on December 15, 2017, and results of operations for UBC prior to sale on December 27, 2017.
(3)
Includes retail pharmacy co-payments of $1,945.6 million and $1,925.8 million for the three months ended September 30, 2018 and 2017, respectively, and $6,492.5 million and $6,409.7 million for the nine months ended September 30, 2018 and 2017, respectively.

(4)
Includes the impact of the increase to both network revenues and cost of revenues of $691.2 million and $2,033.6 million for the three and nine months ended September 30, 2018, respectively, and the increase to both home delivery and specialty revenues and cost of revenues of $158.2 million and $399.9 million for the three and nine months ended September 30, 2018, respectively, related to the adoption of ASC Topic 606 effective January 1, 2018.

(5)	Includes home delivery and specialty, including drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers, and Freedom Fertility claims.
(6)	Includes other revenues related to drugs distributed through patient assistance programs, which were disposed of as part of the sale of UBC on December 27, 2017.

Contract balances. Contract liabilities for PBM contracts arise due to financial and performance guarantees we have made to our clients. We measure our performance against these guarantees throughout the period and recognize a contract liability as indicated by our performance. Guarantees also fluctuate based on the timing of payments. Our contract liability balance was $791.2 million and $785.6 million as of September 30, 2018 and December 31, 2017, respectively, and are presented within the “Accrued expenses” line item of the consolidated balance sheet.
Contract liability balances also arise when we receive set-up fees or other up-front fees from our customers. This is generally uncommon, but may occur in some cases when we onboard a new client. Upfront fees are recognized as revenue over the contract term (generally three years).
We have no material contract asset balances as of September 30, 2018, or December 31, 2017.
Transaction price allocated to remaining performance obligations. As described above, our performance obligation forms a series of distinct periods of time over which we stand ready to perform, and is satisfied as we complete our obligation. Our contracts with PBM customers generally have a term of three years, while our specialty distribution contracts generally have a term of less than 30 days because each sale of prescription drugs is a separate contract. Our contracts to manage medical benefits and provide utilization management services generally have a term of three years. Since the remaining variable consideration will be allocated to a wholly unsatisfied promise that forms part of a single performance obligation recognized under the series guidance, we have applied the optional exemption to exclude this disclosure.
Note 3 - Fair value measurements
Authoritative guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Cash and cash equivalents include cash and investments in AAA-rated money market mutual funds with original maturities of less than 90 days. Cash and cash equivalents are stated at cost, which approximates fair value. These investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets. The fair values of receivables, claims and rebates payable and accounts payable approximate carrying values due to the short-term maturities of these instruments.
The fair values, which approximate the carrying values, of our 2015 five-year term loan (Level 2) and commercial paper borrowings (Level 2) (as defined in Note 8 - Financing) were estimated using the current market rates for debt with similar maturities. The fair values of our senior notes, which are estimated based on observable market information (Level 2), were $12,799.9 million and $14,215.7 million as of September 30, 2018 and December 31, 2017, respectively. See Note 8 - Financing for further description of the carrying values of our debt. In determining the fair values of liabilities, we took into consideration the risk of nonperformance. Nonperformance risk refers to the risk the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair values of our liabilities.

Note 4 - Receivables, net

Included within “Receivables, net” are the following, which are reflected net of our allowance for doubtful accounts, customer credit allowances and contractual allowances:
(in millions)	September 30, 2018	December 31, 2017
Trade receivables, net of total reserves and allowances of $467.8 million and $466.6 million, respectively	$4,070.4	$4,101.6
Pharmaceutical manufacturers receivables, net of contractual allowances for certain rebates receivable of $442.7 million and $414.1 million, respectively	3,287.2	2,580.8
Other receivables	466.5	373.9
Total receivables, net	$7,824.1	$7,056.3

Note 5 - Acquisition
eviCore acquisition. Effective December 15, 2017, we acquired 100% of eviCore, a leading provider of integrated medical benefit management solutions that drive cost reductions and improved quality care outcomes, for approximately $3.6 billion. eviCore manages benefits in categories including radiology, cardiology, musculoskeletal disorders, post-acute care and medical oncology, and contracts with health plans and commercial clients to promote the appropriate use of healthcare services. eviCore is reported within our Other Business Operations segment.
We executed a contingent arrangement with certain equity holders, who are key employees of eviCore, in which $81.1 million will be paid 50% upon each of the second and third anniversaries of the effective date of the acquisition. The payments provided by the employment arrangements are forfeited if the employee voluntarily terminates prior to the anniversary dates. The payments are accrued over the three-year period as post combination services are rendered and included as compensation costs within “Selling, general, and administrative” expense in our consolidated statement of operations.
The consolidated statement of operations for the three and nine months ended September 30, 2018 includes eviCore’s revenues of $699.7 million and $2,004.6 million, respectively, and net loss of $1.8 million and $4.1 million, respectively. Net loss includes amortization expense of $14.1 million and $34.4 million related to the contingent arrangement described above for the three and nine months ended September 30, 2018, respectively.
The following represents the unaudited pro forma consolidated income statement as if eviCore had been included in the consolidated results of the Company’s operations for the three and nine months ended September 30, 2017. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of eviCore to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to intangible assets, redemption of debt outstanding and transaction costs incurred had been applied as of January 1, 2016, together with the consequential tax effects.
(in millions, except per share data)	For the three months ended September 30, 2017	For the nine months ended September 30, 2017
Total revenues	$25,349.1	$76,415.5
Net income attributable to Express Scripts	837.7	2,174.6
Basic earnings per share	1.47	3.72
Diluted earnings per share	$1.46	$3.70

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.
(in millions)	Amounts Recognized as of Acquisition Date
Current assets	$494.7
Property and equipment	15.2
Computer software	89.7
Goodwill	1,708.9
Acquired intangible assets	2,328.8
Other noncurrent assets	2.9
Current liabilities	(387.4)
Deferred income taxes	(592.3)
Other noncurrent liabilities	(9.0)
Total	$3,651.5

A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets. The acquired intangible assets have been valued using an income approach, which includes unobservable inputs such as assumptions regarding revenues, gross profit, growth rates and discount rates based on the forecasted business plan, economic projections, anticipated future cash flows and marketplace data. The acquired intangible assets are amortized on a basis that approximates the pattern of benefit:
	Asset Value (in millions)	Weighted- average amortization period (in years)
Trade name	$56.1	10.0
Customer relationships	2,272.7	20.0
Total intangibles	$2,328.8	19.8
The excess of purchase price over tangible net assets and identified intangible assets acquired, $1,708.9 million, has been allocated to goodwill. The goodwill recognized as part of the acquisition is reported under our Other Business Operations segment and primarily reflects future economic benefits expected to arise from the Company’s growth within the medical benefit management market and the assembled workforce acquired. Approximately $397.0 million of the goodwill recognized is expected to be deductible for income tax purposes. Purchase accounting has been finalized in relation to this acquisition.
Note 6 - Goodwill and other intangible assets
Following is a summary of our goodwill and other intangible assets for our two reportable segments, PBM and Other Business Operations.

	September 30, 2018			December 31, 2017
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM	$29,434.2	$(106.9)	$29,327.3	$29,434.9	$(107.0)	$29,327.9
Other Business Operations	1,783.2	—	1,783.2	1,771.8	—	1,771.8
	$31,217.4	$(106.9)	$31,110.5	$31,206.7	$(107.0)	$31,099.7
Other intangible assets
PBM
Customer contracts	$17,530.3	$(11,395.2)	$6,135.1	$17,579.0	$(10,378.4)	$7,200.6
Trade names	232.5	(146.3)	86.2	232.5	(128.8)	103.7
	17,762.8	(11,541.5)	6,221.3	17,811.5	(10,507.2)	7,304.3
Other Business Operations
Customer relationships	2,282.5	(130.3)	2,152.2	2,272.7	(7.0)	2,265.7
Trade names	56.7	(4.7)	52.0	56.1	(0.2)	55.9
	2,339.2	(135.0)	2,204.2	2,328.8	(7.2)	2,321.6
Total other intangible assets	$20,102.0	$(11,676.5)	$8,425.5	$20,140.3	$(10,514.4)	$9,625.9
Following is a summary of the change in the net carrying value of goodwill by reportable segment:
(in millions)	PBM	Other Business Operations	Total
Balance at December 31, 2017	$29,327.9	$1,771.8	$31,099.7
Acquisitions(1)	—	11.4	11.4
Foreign currency translation	(0.6)	—	(0.6)
Balance at September 30, 2018	$29,327.3	$1,783.2	$31,110.5
(1)
Represents the acquisition of a company in the first quarter of 2018 (which is not material to our consolidated financial statements) and an adjustment associated with net working capital for the eviCore acquisition. Purchase accounting has been finalized for both the acquisition of eviCore in the fourth quarter of 2017 and the acquisition in the first quarter of 2018.

The aggregate amount of amortization expense of other intangible assets was $403.5 million and $366.1 million for the three months ended September 30, 2018 and 2017, respectively, and $1,210.9 million and $1,092.6 million for the nine months ended September 30, 2018 and 2017, respectively.
Included in total amortization expense is $55.4 million for each of the three months ended September 30, 2018 and 2017, and $166.2 million for each of the nine months ended September 30, 2018 and 2017, related to our 10-year contract with Anthem, Inc. (“Anthem”) to provide PBM services to members of the affiliated health plans of Anthem, which is included as an offset to revenues.
The weighted-average amortization period of intangible assets subject to amortization is 16 years, and by major intangible asset class is 10 to 20 years for customer contracts and relationships and 4 to 10 years for trade names (excluding legacy Express Scripts, Inc. (“ESI”) trade names which have an indefinite life).

Note 7 - Earnings per share
Basic EPS is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in the same manner as basic EPS, but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. All shares are calculated under the “treasury stock” method. Following is the reconciliation between the number of weighted-average shares used in the basic and diluted EPS calculations:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Weighted-average number of common shares outstanding during the period—basic	562.9	571.8	562.5	585.1
Dilutive common stock equivalents:(1)
Outstanding stock options, restricted stock units and executive deferred compensation units	5.0	2.9	4.3	3.3
Weighted-average number of common shares outstanding during the period—diluted	567.9	574.7	566.8	588.4
(1)
Excludes equity award shares of 1.1 million and 9.2 million for the three months ended September 30, 2018 and 2017, respectively, and 3.1 million and 9.2 million for the nine months ended September 30, 2018 and 2017, respectively, because the effect is anti-dilutive.

Note 8 - Financing
Our debt, issued by ESI, Medco Health Solutions, Inc. (“Medco”) and us, net of unamortized discounts, premiums and financing costs, consists of:
			September 30, 2018	December 31, 2017
Long-term Debt	Issuer	Basis Points(1)	Carrying Amount (in millions)
Commercial paper
$3,500.0 million, commercial paper program(2)	Express Scripts	N/A	$—	$194.8
Senior notes(3)
$1,200.0 million, 7.125% senior notes due March 2018(4)	Medco	50	—	838.1
$1,000.0 million, 2.250% senior notes due June 2019(4)	Express Scripts	15	998.6	997.1
$500.0 million, 7.250% senior notes due June 2019(4)	ESI	50	337.1	336.7
$500.0 million, 4.125% senior notes due September 2020(4)	Medco	25	502.2	502.9
$500.0 million, 2.600% senior notes due November 2020(4)	Express Scripts	15	497.7	496.9
$400.0 million, floating rate senior notes due November 2020(5)	Express Scripts	N/A	398.2	397.6
$500.0 million, 3.300% senior notes due February 2021(4)	Express Scripts	35	497.6	496.9
$1,250.0 million, 4.750% senior notes due November 2021(4)	Express Scripts	45	1,243.1	1,241.6
$1,000.0 million, 3.900% senior notes due February 2022(4)	Express Scripts	40	989.3	987.0
$500.0 million, 3.050% senior notes due November 2022(4)	Express Scripts	15	495.9	495.2
$1,000.0 million, 3.000% senior notes due July 2023(4)	Express Scripts	25	994.5	993.6
$1,000.0 million, 3.500% senior notes due June 2024(4)	Express Scripts	20	990.9	989.8
$1,500.0 million, 4.500% senior notes due February 2026(4)	Express Scripts	45	1,484.6	1,483.1
$1,500.0 million, 3.400% senior notes due March 2027(6)	Express Scripts	30	1,490.6	1,489.8
$700.0 million, 6.125% senior notes due November 2041(4)	Express Scripts	50	444.3	444.2
$1,500.0 million, 4.800% senior notes due July 2046(4)	Express Scripts	40	1,484.0	1,483.6
Total senior notes			12,848.6	13,674.1
Term loan
$3,000.0 million, term loan due April 2020(7)	Express Scripts	N/A	2,146.9	2,145.5
Total debt			14,995.5	16,014.4
Current maturities of debt
$3,500.0 million, commercial paper program(2)	Express Scripts	N/A	—	194.8
$1,200.0 million, 7.125% senior notes due March 2018(3)(4)	Medco	50	—	838.1
$1,000.0 million, 2.250% senior notes due June 2019(3)(4)	Express Scripts	15	998.6	—
$500.0 million, 7.250% senior notes due June 2019(3)(4)	ESI	50	337.1	—
$3,000.0 million, term loan due April 2020(7)	Express Scripts	N/A	685.6	—
Total short-term debt and current maturities of long-term debt			2,021.3	1,032.9
Total long-term debt			$12,974.2	$14,981.5
(1)
All senior notes, except for the floating rate senior notes due November 2020, are redeemable prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the basis points as indicated, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The floating rate senior notes due November 2020 are redeemable prior to maturity at any time on or after December 3, 2018, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed.

(2)
The commercial paper program (defined below) had weighted-average daily short-term borrowings of $129.4 million and $220.1 million and an average interest rate of 1.83% and 1.49% from January 1, 2018 through March 31, 2018 and from inception of the program through December 31, 2017, respectively. There were no borrowings under the commercial paper program in the second and third quarters of 2018.

(3)
All senior notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by Express Scripts, ESI and Medco.

(4)	Senior notes require interest to be paid semi-annually, commencing six months subsequent to issuance.
(5)
The floating rate senior notes due November 2020 require interest to be paid quarterly beginning on March 1, 2018, until November 30, 2020, and had an average interest rate of 2.80% and 2.23% from January 1, 2018 through September 30, 2018 and from inception of the note through December 31, 2017, respectively.

(6)	Senior notes require interest to be paid semi-annually in March and September.
(7)	The 2015 five-year term loan (defined below) had an average interest rate of 3.02% and 2.30% as of September 30, 2018 and December 31, 2017, respectively.

Merger Agreement with Cigna. The Merger Agreement with Cigna limits our ability to incur additional indebtedness or to modify any of the terms of our outstanding debt obligations. The Merger Agreement generally provides that until closing or termination of the Merger Agreement, we cannot, without Cigna’s consent (which shall not be unreasonably withheld, conditioned or delayed), incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, subject to certain exceptions.
Bank credit facilities. We have a credit agreement which includes a $3.5 billion revolving facility (the “2022 revolving facility”) and a five-year $3.0 billion term loan (the “2015 five-year term loan”). At September 30, 2018, no amounts were drawn under the 2022 revolving facility. At September 30, 2018, $685.6 million of the 2015 five-year term loan which includes a proportionate amount of unamortized financing costs were considered current maturities of long-term debt.
The credit agreement requires interest to be paid, at our option, at LIBOR or an adjusted base rate, plus applicable margin. The applicable margin over LIBOR ranges from 0.805% to 1.300% for the 2022 revolving facility, depending on our credit ratings and consolidated leverage ratio, and ranges from 1.000% to 1.500% for the 2015 five-year term loan, depending on our consolidated leverage ratio. The applicable margin over the adjusted base rate ranges from 0.000% to 0.300% for the 2022 revolving facility, and 0.000% to 0.500% for the 2015 five-year term loan. We are required to pay commitment fees on the 2022 revolving facility, which range from 0.070% to 0.200% of the revolving loan commitments, depending on our credit ratings and consolidated leverage ratio.
In February 2018, a $130.0 million uncommitted revolving credit facility was terminated and in May 2018, a $150.0 million uncommitted credit agreement expired.
Commercial paper. We have a commercial paper program under which we may issue short-term, unsecured commercial paper notes from time to time on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.5 billion. The commercial paper program does not increase our borrowing capacity as it is fully backed by our 2022 revolving facility. The commercial paper notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by ESI, Medco and us. There were no commercial paper notes outstanding as of September 30, 2018.
Covenants. Our bank financing arrangements and senior notes contain certain customary covenants that restrict our ability to incur additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. The covenants related to bank financing arrangements also include, among other things, a maximum leverage ratio. See above for description of the impact of the Merger Agreement on our financing activities. At September 30, 2018, we were in compliance with all covenants associated with our debt instruments.

Note 9 - Income taxes
Our effective tax rate attributable to Express Scripts decreased to 20.5% and 22.8% for the three and nine months ended September 30, 2018, respectively, from 37.2% for each of the same periods in 2017, primarily due to the impact of the reduction in federal corporate statutory rates from 35% to 21% due to federal tax reform legislation (the “Tax Act”) enacted on December 22, 2017, and changes in discrete tax items.
We recognized net discrete benefits of $41.5 million and $25.8 million for the three and nine months ended September 30, 2018, respectively, compared to net discrete charges of $5.8 million and $15.5 million for the same periods in 2017. Our 2018 net discrete benefits primarily relate to changes in our unrecognized tax benefits as a result of lapses in statutes of limitations. Our 2017 net discrete charges primarily relate to additions in our unrecognized tax benefits on prior year tax positions and a revaluation of our deferred tax attributes due to changes in effective tax rates offset by a reduction in our unrecognized tax benefits due to settlement of prior year examinations and prior year claims.
As of December 31, 2017, we recorded estimated provisional adjustments associated with the impacts of the remeasurement of federal net deferred tax liabilities resulting from the permanent reduction in the federal corporate tax rate to 21% and the mandatory one-time tax on accumulated earnings of our foreign subsidiaries. We have not made any additional measurement period adjustments related to these items during the three or nine months ended September 30, 2018, but we could make adjustments to the provisional amounts in the future based on any additional guidance issued by the U.S. Treasury Department, the Internal Revenue Service or other standard-setting bodies.

Note 10 - Common stock
There were no repurchases of the Company’s common stock during the third quarter of 2018. However, we repurchased 5.4 million shares for $411.3 million during the nine months ended September 30, 2018, and 11.5 million and 43.3 million shares for $712.8 million and $2,770.2 million during the three and nine months ended September 30, 2017, respectively. As of September 30, 2018, there were 72.9 million shares remaining under our share repurchase program. Share repurchases, made during the nine months ended September 30, 2018, were made pursuant to a Rule 10b5-1 plan implemented on November 28, 2017 (the “November 2017 Rule 10b5-1 plan”). The November 2017 Rule 10b5-1 plan was terminated on March 8, 2018. Share repurchases, made during the three and nine months ended September 30, 2017, were made pursuant to Rule 10b5-1 plans implemented on February 15, 2017 (the “February 2017 Rule 10b5-1 plan”) and July 26, 2017 (the “July 2017 Rule 10b5-1 plan”), as well as through open market purchases. The February 2017 Rule 10b5-1 plan was completed on June 30, 2017, and the July 2017 Rule 10b5-1 plan was completed on October 9, 2017. Pursuant to the Merger Agreement with Cigna, we may not, without Cigna’s consent, repurchase shares (subject to limited exceptions related to equity awards) until closing or termination of the Merger Agreement.
Note 11 - Stock-based compensation plans
Under the 2016 Long-Term Incentive Plan (the “2016 LTIP”), we may issue stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance shares and other types of awards. The maximum number of shares available for awards under the 2016 LTIP is 33.0 million. The maximum term of stock options, SARs, restricted stock awards, restricted stock units and performance shares granted under the 2016 LTIP is 10 years.
Effective May 4, 2016, no additional awards may be granted under the 2011 Long-Term Incentive Plan (the “2011 LTIP”), the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), the ESI 2000 Long-Term Incentive Plan (the “2000 LTIP”) or the Medco 2002 Stock Incentive Plan (the “2002 SIP”) (except to settle awards outstanding under these plans), all of which previously authorized the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. However, the terms of these plans will continue to govern awards outstanding under these plans.

The provisions of the 2016 LTIP, the 2011 LTIP, the Accredo Plan, the 2000 LTIP and the 2002 SIP (collectively, the “stock incentive plans”) allow employees to use shares to cover tax withholdings on equity awards (a feature which has been approved by the Compensation Committee of our Board of Directors). Upon vesting of restricted stock units and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to the statutory withholding requirements for federal, state and local tax purposes.
Under the stock incentive plans, we have issued stock options, restricted stock units and performance shares. All such awards are settled by issuance of new shares. Awards granted under the stock incentive plans are subject to accelerated vesting under certain specified circumstances, including upon a change in control and termination, and are also subject to forfeiture without consideration upon termination of employment under certain circumstances. The maximum term of stock options, restricted stock units and performance shares is generally 10 years.
We recognized stock-based compensation expense of $29.0 million and $25.9 million for the three months ended September 30, 2018 and 2017, respectively, and $89.7 million and $78.0 million in the nine months ended September 30, 2018 and 2017, respectively. Unamortized stock-based compensation expense as of September 30, 2018 was $12.7 million for stock options and $100.7 million for restricted stock units and performance shares.
Stock options. During the nine months ended September 30, 2018, we granted 0.8 million stock options with a weighted-average fair market value of $16.27 per share. Stock options granted generally have three-year graded vesting. There were no stock options issued during the three months ended September 30, 2018 or 2017.
The fair value of stock options granted was estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted-average assumptions:
Nine Months Ended September 30,
	2018	2017
Expected life of option	3-5 years	3-5 years
Risk-free interest rate	2.4%-2.7%	1.5%-2.1%
Expected volatility of stock	21%-24%	21%-23%
Expected dividend yield	None	None
The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of stock options granted is derived from historical data of employee exercises and post-vesting employment termination behavior as well as expected behavior on outstanding stock options. The risk-free rate is based on the United States Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense recognized in future periods.
Restricted stock units and performance shares. During the nine months ended September 30, 2018, we granted 1.7 million restricted stock units and performance shares with a weighted-average fair market value of $73.73 per share. Restricted stock units generally have three-year graded vesting. Performance shares generally have three-year cliff vesting. The number of performance shares that ultimately vest is dependent upon the achievement of specific performance metrics. The original grant of performance shares is subject to a multiplier of up to 2.5 based on the achievement of the performance metrics. Due to the achievement of certain performance metrics, during the nine months ended September 30, 2018, 0.1 million shares of common stock were issued in settlement of performance shares granted in March 2015.

Note 12 - Commitments and contingencies
We are subject to various legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries, including, but not limited to, those relating to regulatory, commercial, employment and employee benefits. We record accruals for certain of our outstanding legal proceedings, investigations and claims when we believe it is probable a liability will be incurred and the amount of loss can be reasonably estimated. On a quarterly basis, we evaluate developments in legal proceedings, investigations and claims that could affect the amount of any accrual, as well as any developments that would make a loss both probable and reasonably estimable.
We record self-insurance accruals based on estimates of the aggregate liability of claim costs (including defense costs) in excess of our insurance coverage. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. If the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the low end of the range.
When a loss contingency is not believed to be both probable and estimable, we do not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is believed to be at least a reasonable possibility and material, we disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose an estimate cannot be made.
The legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries include, among others, multi-district litigation, class action lawsuits, antitrust allegations, qui tam lawsuits (“whistleblower” actions) and various governmental inquiries and informational subpoenas.
The assessment of whether a loss is probable and reasonably estimable involves a series of complex judgments about future events. We are often unable to estimate a range of loss due to significant uncertainties, particularly where (i) the damages sought are unspecified or indeterminate; (ii) the proceedings are in the early stages; (iii) the matters involve novel or unsettled legal theories or a large number of parties; (iv) class action status may be sought and certified; (v) it is questionable whether asserted claims or allegations will survive dispositive motion practice; (vi) the impact of discovery on the legal process is unknown; (vii) the settlement posture of the parties has not been determined and/or (viii) in the case of certain government agency investigations, whether a sealed qui tam lawsuit has been filed and whether the government agency makes a decision to intervene in the lawsuit following investigation. Accordingly, for many proceedings, we are currently unable to estimate the loss or a range of possible loss.
For a limited number of proceedings, we may be able to reasonably estimate the possible range of loss in excess of any accruals. However, we believe such proceedings, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on our cash flow or financial condition. We also believe any amount that could be reasonably estimated in excess of accruals, if any, for such proceedings is not material. However, an unexpected adverse resolution of one or more of such matters could have a material adverse effect on our results of operations in a particular quarter or fiscal year. For purposes of this Note 12, the “Company” refers to Express Scripts Holding Company and its subsidiaries if named as defendants or identified as the subjects in the matters described below.
We cannot predict the timing or outcome of the matters described below:
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Jerry Beeman, et al. v. Caremark, et al. Plaintiffs allege that the Company and the other defendants failed to comply with statutory obligations to provide California clients with the results of a bi-annual survey of retail drug prices. On November 14, 2016, the district court denied plaintiffs’ motion for class certification, holding that the proposed class representatives and counsel were inadequate to represent a class. On October 6, 2017, defendants moved for sanctions against plaintiffs for destroying evidence, requesting the case be dismissed with prejudice, which the court granted on January 4, 2018. On August 21, 2018, plaintiffs filed an appellate brief. On October 22, 2018, appellees’ brief was filed.

•
Anthem, Inc. v. Express Scripts, Inc. Anthem, Inc. (for purposes of this Note 12, “Anthem”) filed this lawsuit alleging various breach of contract claims against the Company relating to the parties’ rights and obligations under the periodic pricing review section of the pharmacy benefit management agreement between the parties, including allegations that the Company failed to negotiate new pricing concessions in good faith, as well as various alleged service issues. Anthem requests the court enter declaratory judgment that the Company is required to provide Anthem competitive benchmark pricing, that Anthem can terminate the agreement, and that the Company is required to provide Anthem with post-termination services at competitive benchmark pricing for one year following any termination by Anthem. Anthem claims it is entitled to $13.0 billion in additional pricing concessions over the remaining term of the agreement as well as $1.8 billion for one year following any contract termination by Anthem, and $150.0 million in damages for service issues (for purposes of this Note 12, “Anthem’s Allegations”). On April 19, 2016, in response to Anthem’s complaint, the Company filed its answer denying Anthem’s Allegations in their entirety and asserting affirmative defenses and counterclaims against Anthem. The court subsequently granted Anthem’s motion to dismiss two of six counts of the Company’s amended counterclaims.

•
In re Express Scripts Holding Company Securities Litigation. Plaintiff filed this putative securities class action complaint on behalf of all persons or entities that purchased or otherwise acquired the Company’s publicly traded common stock between February 24, 2015 and March 21, 2016, and alleges the Company and named individuals violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (“the “Exchange Act”) and Rule 10b-5 thereunder by carrying out a scheme to defraud the investing public. Plaintiff seeks compensatory damages in favor of plaintiff and other class members, attorneys’ fees and costs, and equitable relief. Plaintiff adopts many of Anthem’s Allegations in support of their claim. On August 1, 2017, the court granted the Company’s motion to dismiss the complaint in its entirety. On August 30, 2017, Plaintiff filed an amended complaint alleging similar claims, and defendants moved to dismiss. On May 22, 2018, the court granted defendants’ motion to dismiss. On September 10, 2018, plaintiffs filed an appellate brief.

•
M. Scott Brewer, et al., in their capacities as Trustees for the Carpenters Pension Fund of West Virginia, derivatively on behalf of Express Scripts Holding Company v. Maura C. Breen, et al. (“Carpenters”). Plaintiffs filed this stockholder derivative lawsuit alleging certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched and also asserting a claim for corporate waste. Plaintiffs adopted many of Anthem’s Allegations in support of their claim. Plaintiffs sought damages on behalf of the Company from the individual defendants; an accounting by the individual defendants for all damages, profits, special benefits and unjust enrichment and imposition of a constructive trust; judgment directing the Company to take all necessary actions to reform and improve its corporate governance and internal control procedures; punitive damages; and an award of attorneys’ fees and costs. On January 23, 2018, the court granted defendants’ motion to dismiss the case in its entirety without prejudice. Plaintiffs filed an amended complaint on February 28, 2018. On May 18, 2018, plaintiffs filed a stipulated notice of voluntary dismissal and the court entered an order dismissing the case on May 21, 2018.

•
Randy Green v. George Paz, et al. Plaintiff alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched. Plaintiff adopts many of Anthem’s Allegations in support of his claims that individual defendants breached fiduciary duties of loyalty, good faith, fair dealing, and candor, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem, and for contribution to and indemnification of the Company in connection with all claims that have been, are, or may in the future be asserted against the Company because of the individual defendants’ wrongdoing. On June 12, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York. On October 1, 2018, the court consolidated the Green action and the Elow action described below and ordered that the consolidated action remain stayed pending completion of the Cigna-Express Scripts transaction.

•
Missouri State Action (Circuit Court of St. Louis County, State of Missouri). The following three cases have been consolidated in Missouri state court: Abraham Neufeld, derivatively on behalf of nominal defendant Express Scripts Holding Company v. George Paz, et al.; Robert Jessup, derivatively on behalf of Express Scripts Holding Company v. Timothy Wentworth, et al.; and Richard Weisglas, derivatively on behalf of Express Scripts Holding Company v. Express Scripts Holding Company, George Paz, et al. These cases were consolidated on December 21, 2016, and on April 13, 2017, plaintiffs filed a consolidated amended complaint. Plaintiffs’ consolidated amended complaint alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched, and that certain defendants engaged in “insider selling.” Plaintiffs adopt many of Anthem’s Allegations in support of their claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiffs seek damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs. On August 11, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York. On August 1, 2018, plaintiffs filed a notice of voluntary dismissal, and the court entered an order dismissing the consolidated action on August 6, 2018.

•
Kurt Wilson v. George Paz, et al. Plaintiff alleges that certain current and former officers and directors of the Company breached fiduciary duties, were unjustly enriched, committed abuse of control and gross mismanagement, and that certain defendants engaged in “insider selling.” Plaintiff adopts many of Anthem’s Allegations in support of the claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiff seeks damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs. On December 8, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York. On July 24, 2018, plaintiff filed a notice of voluntary dismissal, and the court entered an order dismissing the case on July 30, 2018.

•
Clifford Elow, et al. v. George Paz, et al. Plaintiff alleges that certain current and former officers and directors of the Company breached fiduciary duties, caused the Company to waste assets, and violated Section 10(b) of the Exchange Act and SEC Rule 10b-5 in connection with stock repurchases. Plaintiff adopts many of Anthem’s Allegations in support of his claims that individual defendants breached fiduciary duties of loyalty, good faith, fair dealing, and candor, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem, as well as his claims that the individual defendants failed to properly oversee management of the Anthem agreement and relationship. Plaintiff seeks damages on behalf of the Company from the individual defendants, corporate governance reform, and attorneys’ fees and costs. On October 1, 2018, the court consolidated the Green action described above and the Elow action and ordered that the consolidated action remain stayed pending completion of the Cigna-Express Scripts transaction.

•
In re Express Scripts/Anthem ERISA Litigation (consolidating John Doe One and John Doe Two v. Express Scripts, Inc. and Karen Burnett, Brendan Farrell, and Robert Shullich v. Express Scripts, Inc. and Anthem, Inc.). Plaintiffs filed a Second Amended Consolidated Class Action Complaint on behalf of health plan beneficiaries who are enrolled in health care plans that are insured or administered by Anthem. Plaintiffs allege that the Company and Anthem breached fiduciary duties and otherwise violated their legal obligations under ERISA, that the Company engaged in mail fraud, wire fraud and other racketeering activity through its invoicing system with Anthem, that the Company breached its contract with Anthem, that plaintiffs are entitled to equitable relief under theories including unjust enrichment, that the Company violated unfair and deceptive trade practices statutes, that Anthem breached the covenant of good faith and fair dealing implied in health plans, and that ESI violated the anti-discrimination provisions of the Affordable Care Act. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek compensatory damages, declaratory relief, equitable relief and attorneys’ fees and costs. The Company’s motion to dismiss was granted on January 5, 2018. On April 11, 2018, plaintiffs filed an appellate brief. On May 2, 2018, an amicus brief in support of appellants was filed by the American Association of Retired Persons and National Employment Lawyers Association. On May 30, 2018, appellees’ briefs were filed. On June 20, 2018, an amicus brief in support of appellees was filed by Pharmaceutical Care Management Association, Association of Health Insurance Plans, and the Chamber of Commerce. On July 5, 2018, appellants filed a reply brief, and the appeal is now fully briefed. The court held oral argument on October 19, 2018 and we await the court’s decision.

•
Jeanine Prescott, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain blood glucose test strips in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such test strips for the putative class members and violated RICO, ERISA and the competition and consumer protection laws of various states. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On November 28, 2017, the court granted the motion of certain defendants, including the Company, to transfer this action to the United States District Court for the District of New Jersey.

•
Michael Bewley, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain glucagon products in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such products for the putative class members and violated Sections 1 and 3 of the Sherman Act, RICO, ERISA and the competition and consumer protection laws of various states, U.S. territories and the District of Columbia. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On November 7, 2017, the court granted defendants’ motion to transfer this action to the United States District Court for the District of New Jersey.

•
In re: EpiPen ERISA Litigation. Plaintiffs filed a consolidated class action complaint on April 2, 2018, alleging that defendants violated legal obligations under ERISA by negotiating increasingly large rebates from Mylan, which allegedly caused an increase in the price of EpiPen products. Plaintiffs further allege that defendants retained a significant portion of rebates, rather than passing them on to class members (who are participants in, or beneficiaries of, health insurance plans governed by ERISA who purchased EpiPen products). On June 1, 2018, defendants filed a motion to dismiss, which was granted in part and denied in part on October 26, 2018.

•
City of Rockford and Acument Global Technologies, Inc. v. Mallinckrodt ARD, Inc., f/k/a Questcor Pharmaceuticals, Inc., Mallinckrodt plc, Express Scripts Holding Company, Express Scripts, Inc., CuraScript, Inc., d/b/a CuraScript, SD, Accredo Health Group, Inc., and United BioSource Corporation. Plaintiffs filed a second amended complaint on behalf of a putative class of third party payors for Acthar and their beneficiaries alleging that Mallinckrodt ARD, Inc. and Mallinckrodt plc (for purposes of this Note 12, collectively “Mallinckrodt”), the manufacturer of Acthar, an adrenocorticotropic hormone (“ACTH”), unlawfully maintained a monopoly in an alleged market for ACTH drugs by, inter alia, acquiring its only potential competitor. Plaintiffs also allege that Mallinckrodt and the Company fixed the price of Acthar, and that alleged agreements involving CuraScript, Inc., Accredo Health Group, Inc., and United BioSource Corporation unlawfully restrain trade. Plaintiffs assert claims under Sections 1 and 2 of the Sherman Act, various state antitrust laws, and RICO, as well as claims for common law fraud and unjust enrichment. Further, the City of Rockford (“Rockford”) alleges that the Company breached its PBM Services Agreement with Rockford and asserts claims for breach of contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing, and also seeks a declaratory judgment. Plaintiffs seek treble damages, equitable relief, and attorneys’ fees and costs. On January 22, 2018, the Company defendants filed a motion to dismiss the second amended complaint, which has been fully briefed and we await the court’s ruling.

•
MSP Recovery Claims, Series LLC, MAO-MSO Recovery II, LLC, MSP Recovery, LLC, MSPA Claims 1, LLC v. Mallinckrodt Ard, Inc., f/k/a Questcor Pharmaceuticals, Inc., Mallinckrodt PLC, and United BioSource Corporation. (“UBC”). Plaintiffs make similar allegations to those in the Rockford complaint filed in April 2017. Pursuant to the terms of the Company’s agreement providing for the sale of UBC, the Company has agreed to indemnify UBC for, and retain the responsibility for the defense of, this action. On February 23, 2018, UBC filed a motion to dismiss the complaint, which has been fully briefed and we await the court’s ruling.

•	We are the subject of shareholder securities cases relating to the proposed merger with Cigna, including:
•
Abraham Neufeld, et al, v. Express Scripts Holding Company, et al.; Lawrence Zucker, et al. v. Express Scripts Holding Company, et al.; Walter Stern, et al. v. Express Scripts Holding Company, et al.; Kurt Wilson, et al. v. Express Scripts Holding Company, et al.; Phillip Buckingham, et al. v. Express Scripts Holding Company, et al.; and Robert Wolfe, et al. v. Express Scripts Holding Company, et al. Plaintiffs filed putative class action complaints against Express Scripts and the members of its board of directors alleging the registration statements filed in connection with the mergers of Express Scripts and Cigna omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering the registration statements false and misleading. Among other remedies, the complaints seek to enjoin the Express Scripts special meeting and the closing of the mergers, as well as damages, costs and attorneys’ fees. On August 29, 2018, plaintiff in the Stern action filed a notice of voluntary dismissal, and the court closed the case on August 30, 2018. On October 17, 2018, plaintiff in the Wilson action filed a notice of voluntary dismissal, and the court closed the case on October 17, 2018.

•	We are the subject of various qui tam matters, including:
•
Health Choice Alliance, LLC, on behalf of the United States of America, et al. v. Eli Lilly and Company, Inc., Healthstar Communications, Inc., VMS Biomarketing, Covance, Inc., Covance Market Access Services, Inc., and United Biosource Corporation. A lawsuit was filed against Eli Lilly and Company, Inc. (“Lilly”) and its vendors, including UBC, regarding services Lilly engaged them to provide with respect to insulin drugs Humalog and Humulin and osteoporosis drug Forteo (collectively, the “Lilly Products”). Pursuant to the terms of the Company’s agreement providing for the sale of UBC, the Company has agreed to indemnify UBC for, and retain the responsibility for the defense of, this action. The relator claims that: (1) Healthstar Communications, Inc. and VMS Biomarketing assisted Lilly in providing in-kind remuneration to prescribers in the form of free nursing services to induce such prescribers to prescribe the Lilly Products; (2) Lilly contracted with and paid remuneration to nurse educators to recommend the Lilly Products; and (3) Covance, Inc. and UBC assisted Lilly in providing in-kind remuneration to prescribers in the form of reimbursement support services that saved prescribers administrative expenses, which services were provided to induce such prescribers to prescribe the Lilly Products. The relator alleges these were kickbacks that violated the federal Anti-Kickback Statute. The relator alleges that the defendants violated the federal False Claims Act and state false claims acts by submitting claims for payment for the Lilly Products to government health programs, including Medicare and Medicaid, that were rendered false by virtue of the violations of the federal Anti-Kickback Statute. The relator seeks treble damages, civil penalties and restitution. On January 12, 2018, plaintiffs filed a first amended complaint. On February 21, 2018, UBC filed a motion to dismiss the first amended complaint. On August 10, 2018, the court entered an order adopting the magistrate’s Report and Recommendation dismissing relator’s claims without prejudice. On September 12, 2018, relator filed a second amended complaint, adding Covance Market Access Services, Inc. as a defendant and alleging the same theories.

•	We have received and intend to cooperate with various subpoenas or other requests from government agencies seeking information and have included descriptions of certain specific requests below:
•
Insulin/Epinephrine Pricing Investigations. The Company has received inquiries from various state Attorneys General offices in connection with pending investigations into potential unfair and deceptive acts or practices related to the pricing, reimbursement and rebates for insulin and epinephrine products and possible contracts, combinations or conspiracies in restraint of trade in the setting of prices for insulin and epinephrine products.

•
Opioids Investigations. The Company received a request for information from the Office of Attorney General of New York regarding steps taken by the Company to fight opioid abuse in connection with a pending investigation into opioid-related deaths, overdoses, and hospitalizations.

•	Relationships with Pharmaceutical Manufacturers. The Company has received inquiries relating to its contractual relationships with pharmaceutical manufacturers.
Investigations under the federal False Claims Act and most state false claims acts may be initiated by the applicable government investigative body or by a qui tam relator’s filing of a complaint under court seal. If a qui tam relator’s complaint remained under seal, applicable law would restrict our ability to disclose such a fact.
In addition to the foregoing matters there have arisen various legal proceedings, government investigations, inquiries and audits or claims in the ordinary course of our business now pending against us or our subsidiaries. The effect of these actions on future financial results is not subject to reasonable estimation because the proceedings are in early stages and/or considerable uncertainty exists about the outcomes. Where insurance coverage is not available for such claims, or is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future legal costs, settlements and judgments related to uninsured claims. Our self-insured accruals are based on estimates of the aggregate liability for the costs of uninsured claims incurred and the retained portion of insured claims using certain actuarial assumptions followed in the insurance industry and our experience. It is not possible to predict with certainty the outcome of these claims, and we can give no assurance that any losses in excess of our insurance and any self-insurance accruals will not be material.

Note 13 - Enterprise value initiative
In the third quarter of 2017, we launched a multi-year, enterprise-wide value initiative (“EVI”) to transform our organization through the end of 2021, in part due to the decision by Anthem not to renew our contract, which expires at the end of 2019. We are investing to deliver an improved experience with better engagement and greater efficiency and evolve the way we do business with patients, providers and our clients. Our EVI is currently estimated to incur a cost of approximately $600.0 million to $650.0 million, which is expected to be incurred through 2021. EVI reflects Express Scripts as an independent company and does not incorporate any impacts of closing the Cigna transaction.
We incurred incremental costs within the PBM segment to achieve the future benefit of our enterprise value initiative. The components of these incremental costs are detailed below.
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Consulting and temporary labor	$20.4	$19.6	$46.8	$19.6
Severance and related benefit costs	1.1	3.3	23.9	3.3
Accelerated depreciation	0.6	0.4	2.0	0.4
Site closures	3.0	—	6.0	—
Technology	3.1	—	12.8	—
Total EVI costs	$28.2	$23.3	$91.5	$23.3
Of the total EVI costs above, $7.2 million and $39.9 million are reflected in “Cost of revenues” within our consolidated statement of operations for the three and nine months ended September 30, 2018, respectively, as is $2.4 million for each of the three and nine months ended September 30, 2017. The costs above include $21.0 million and $51.6 million reflected in “Selling, general and administrative,” within our consolidated statement of operations for the three and nine months ended September 30, 2018, respectively, and $20.9 million for each of the three and nine months ended September 30, 2017.
In addition to the costs noted above, we have capitalized $31.6 million of software development expenditures as of September 30, 2018; no costs were capitalized as of December 31, 2017.

Total pre-tax charges related to our enterprise value initiative since the inception of the initiative through September 30, 2018 have totaled approximately $134.3 million.
We did not have material liabilities related to our enterprise value initiative as of September 30, 2018 or December 31, 2017.

Note 14 - Segment information
We report segments on the basis of products and services offered and have determined we have two reportable segments: PBM and Other Business Operations. Within the Other Business Operations segment, we have aggregated two operating segments (CuraScript Specialty Distribution and eviCore) that do not meet the quantitative and qualitative criteria to be separately reported. eviCore was acquired on December 15, 2017. Prior to UBC’s sale on December 27, 2017, the Other Business Operations segment also aggregated our UBC operating segment.
Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. Following is information about our reportable segments, including a reconciliation of operating income to income before income taxes for the three and nine months ended September 30, 2018 and 2017.
(in millions)	PBM(1)	Other Business Operations(2)	Total
For the three months ended September 30, 2018
Product revenues(3)(4)	$23,441.3	$1,107.8	$24,549.1
Service revenues	314.4	699.7	1,014.1
Total revenues	23,755.7	1,807.5	25,563.2
Depreciation and amortization expense	443.8	53.9	497.7
Operating income	1,459.7	28.9	1,488.6
Interest income and other			13.0
Interest expense and other			(151.0)
Income before income taxes			1,350.6
Capital expenditures	62.1	3.4	65.5
For the three months ended September 30, 2017
Product revenues(3)	$23,131.2	$1,130.2	$24,261.4
Service revenues(5)	341.9	80.1	422.0
Total revenues	23,473.1	1,210.3	24,683.4
Depreciation and amortization expense	443.5	5.9	449.4
Operating income	1,456.3	22.1	1,478.4
Interest income and other			13.6
Interest expense and other			(147.7)
Income before income taxes			1,344.3
Capital expenditures	67.8	4.2	72.0
For the nine months ended September 30, 2018
Product revenues(3)(4)	$69,898.0	$3,151.8	$73,049.8
Service revenues	920.0	2,004.6	2,924.6
Total revenues	70,818.0	5,156.4	75,974.4
Depreciation and amortization expense	1,342.7	157.5	1,500.2
Operating income	3,670.8	91.6	3,762.4
Interest income and other			33.8
Interest expense and other			(456.3)
Income before income taxes			3,339.9
Capital expenditures	218.0	23.3	241.3
For the nine months ended September 30, 2017
Product revenues(3)	$70,124.7	$3,270.5	$73,395.2
Service revenues(5)	1,041.4	249.2	1,290.6
Total revenues	71,166.1	3,519.7	74,685.8
Depreciation and amortization expense	1,326.3	17.9	1,344.2
Operating income	3,855.8	55.8	3,911.6
Interest income and other			28.7
Interest expense and other			(439.9)
Income before income taxes			3,500.4
Capital expenditures	164.9	12.4	177.3

(1)	Includes the results of operations for myMatrixx Holdings, Inc. (“myMatrixx”) subsequent to acquisition on May 15, 2017.
(2)	Includes the results of operations for eviCore subsequent to acquisition on December 15, 2017, and results of operations for UBC prior to sale on December 27, 2017.
(3)
Includes retail pharmacy co-payments of $1,945.6 million and $1,925.8 million for the three months ended September 30, 2018 and 2017, respectively, and $6,492.5 million and $6,409.7 million for the nine months ended September 30, 2018 and 2017, respectively. Includes home delivery and specialty, including drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and Freedom Fertility claims.

(4)
Includes the impact of the increase to both revenues and cost of revenues of $849.4 million and $2,433.5 million for the three and nine months ended September 30, 2018, respectively, related to the adoption of ASC Topic 606 effective January 1, 2018.

(5)	Includes other revenues related to drugs distributed through patient assistance programs, which were disposed of as part of the sale of UBC on December 27, 2017.

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks, revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of certain fertility and specialty drugs. Our PBM revenues collected are primarily comprised of total prescription price, which includes a negotiated price with the client, member co-payments, fees-for-service and offsets to revenues we consider client discounts, which include manufacturer rebates and administrative fees payable to clients, obligations under financial and service guarantees to clients and pricing discounts. Other Business Operations product revenues primarily consist of distribution of specialty pharmaceuticals. PBM service revenues include fees for the administration of formulary management processing for certain client contracts that do not include claims adjudication and the dispensing of prescription drugs; as well as other fee-for-service arrangements, such as medication counseling services and certain specialty services. Other Business Operations service revenues include revenues related to medical benefit management services beginning on December 15, 2017, the date of the acquisition of eviCore, and, prior to the sale of UBC on December 27, 2017, also included revenues related to data analytics and research.
We have contracts with Anthem and the United States Department of Defense which represent 18% and 12%, respectively, of consolidated revenues for each of the three and nine months ended September 30, 2018.

Note 15 - Condensed consolidating financial information
The senior notes issued by ESI, Medco and us are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by ESI, Medco and us, as applicable. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the periods for various reasons, including, but not limited to, intercompany transactions and integration of systems.
As described in Note 8 - Financing, we have a credit agreement which was amended on October 26, 2017. In connection with entering into the credit agreement, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with closing the credit agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the historical subsidiary guarantors have been combined with the historical subsidiary non-guarantors, to reflect the new subsidiary non-guarantor presentation, as shown below. The condensed consolidating financial information is presented separately for:
(i)	Express Scripts, the issuer of certain guaranteed obligations;
(ii)	ESI, guarantor, the issuer of additional guaranteed obligations;
(iii)	Medco, guarantor, the issuer of additional guaranteed obligations;
(iv)	Non-guarantor subsidiaries, on a combined basis;
(v)
Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Express Scripts, ESI, Medco and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vi)	Express Scripts and subsidiaries on a consolidated basis.
In conjunction with the ongoing reorganization, during 2017, we executed certain intercompany agreements effective retrospectively to January 1, 2017. These intercompany agreements resulted in changes in interest expense among Express Scripts, ESI, Medco and our non-guarantors. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.

Condensed Consolidating Balance Sheet
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
As of September 30, 2018
Cash and cash equivalents	$3,284.4	$44.3	$—	$377.0	$—	$3,705.7
Receivables, net	—	4,117.8	773.7	2,932.6	—	7,824.1
Other current assets	—	492.0	—	2,330.4	—	2,822.4
Total current assets	3,284.4	4,654.1	773.7	5,640.0	—	14,352.2
Property and equipment, net	—	137.1	3.1	350.7	—	490.9
Computer software, net	—	655.5	—	172.0	—	827.5
Investments in subsidiaries	55,794.2	16,678.2	9,264.1	—	(81,736.5)	—
Intercompany	—	1,823.3	1,837.6	20,602.8	(24,263.7)	—
Goodwill	—	3,122.4	22,609.9	5,378.2	—	31,110.5
Other intangible assets, net	—	276.2	5,161.9	2,987.4	—	8,425.5
Other assets	7.0	140.8	93.1	50.8	(56.7)	235.0
Total assets	$59,085.6	$27,487.6	$39,743.4	$35,181.9	$(106,056.9)	$55,441.6
Claims and rebates payable	$—	$7,996.6	$1,927.3	$266.3	$—	$10,190.2
Accounts payable	—	1,072.6	24.0	3,316.3	—	4,412.9
Accrued expenses	99.7	1,116.1	151.4	699.8	—	2,067.0
Short-term debt and current maturities of long-term debt	1,684.2	337.1	—	—	—	2,021.3
Total current liabilities	1,783.9	10,522.4	2,102.7	4,282.4	—	18,691.4
Long-term debt	12,472.1	—	502.1	—	—	12,974.2
Intercompany	24,263.7	—	—	—	(24,263.7)	—
Deferred taxes	—	—	1,204.0	1,200.5	(56.7)	2,347.8
Other liabilities	—	543.6	270.1	41.7	—	855.4
Non-controlling interest	—	—	—	6.9	—	6.9
Express Scripts stockholders’ equity	20,565.9	16,421.6	35,664.5	29,650.4	(81,736.5)	20,565.9
Total liabilities and stockholders’ equity	$59,085.6	$27,487.6	$39,743.4	$35,181.9	$(106,056.9)	$55,441.6

As of December 31, 2017
Cash and cash equivalents	$1,031.0	$114.5	$—	$1,164.1	$—	$2,309.6
Receivables, net	—	3,740.9	971.3	2,344.1	—	7,056.3
Other current assets	—	350.7	2.1	2,238.4	—	2,591.2
Total current assets	1,031.0	4,206.1	973.4	5,746.6	—	11,957.1
Property and equipment, net	—	166.1	3.2	382.0	—	551.3
Computer software, net	—	640.0	—	174.9	—	814.9
Investments in subsidiaries	52,546.3	14,350.2	8,926.0	—	(75,822.5)	—
Intercompany	—	847.1	2,531.5	17,624.0	(21,002.6)	—
Goodwill	—	3,122.4	22,609.9	5,367.4	—	31,099.7
Other intangible assets, net	—	449.5	5,917.1	3,259.3	—	9,625.9
Other assets	8.2	112.6	80.3	42.7	(36.9)	206.9
Total assets	$53,585.5	$23,894.0	$41,041.4	$32,596.9	$(96,862.0)	$54,255.8
Claims and rebates payable	$—	$7,389.4	$2,574.3	$224.8	$—	$10,188.5
Accounts payable	—	840.3	34.0	2,881.4	—	3,755.7
Accrued expenses	126.6	1,192.7	272.7	1,277.3	—	2,869.3
Short-term debt and current maturities of long-term debt	194.8	—	838.1	—	—	1,032.9
Total current liabilities	321.4	9,422.4	3,719.1	4,383.5	—	17,846.4
Long-term debt	14,141.9	336.7	502.9	—	—	14,981.5
Intercompany	21,002.6	—	—	—	(21,002.6)	—
Deferred taxes	—	—	1,392.2	1,207.1	(36.9)	2,562.4
Other liabilities	—	457.1	258.4	24.7	—	740.2
Non-controlling interest	—	—	—	5.7	—	5.7
Express Scripts stockholders’ equity	18,119.6	13,677.8	35,168.8	26,975.9	(75,822.5)	18,119.6
Total liabilities and stockholders’ equity	$53,585.5	$23,894.0	$41,041.4	$32,596.9	$(96,862.0)	$54,255.8

Condensed Consolidating Statement of Operations and Comprehensive Income
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the three months ended September 30, 2018
Revenues	$—	$17,717.5	$4,051.7	$16,316.9	$(12,522.9)	$25,563.2
Operating expenses	—	17,696.9	3,910.3	14,990.3	(12,522.9)	24,074.6
Operating income	—	20.6	141.4	1,326.6	—	1,488.6
Other (expense) income:
Interest (expense) income and other, net	(134.0)	2.3	(5.0)	(1.3)	—	(138.0)
Intercompany interest income (expense)	139.0	(69.5)	(45.5)	(24.0)	—	—
Other (expense) income, net	5.0	(67.2)	(50.5)	(25.3)	—	(138.0)
Income (loss) before income taxes	5.0	(46.6)	90.9	1,301.3	—	1,350.6
Provision (benefit) for income taxes	1.2	(43.8)	23.8	295.6	—	276.8
Income (loss) before equity in earnings of subsidiaries	3.8	(2.8)	67.1	1,005.7	—	1,073.8
Equity in earnings of subsidiaries	1,067.8	919.3	86.4	—	(2,073.5)	—
Net income	1,071.6	916.5	153.5	1,005.7	(2,073.5)	1,073.8
Less: Net income attributable to non-controlling interest	—	—	—	2.2	—	2.2
Net income attributable to Express Scripts	1,071.6	916.5	153.5	1,003.5	(2,073.5)	1,071.6
Other comprehensive income	1.5	1.5	—	1.5	(3.0)	1.5
Comprehensive income attributable to Express Scripts	$1,073.1	$918.0	$153.5	$1,005.0	$(2,076.5)	$1,073.1

For the three months ended September 30, 2017
Revenues	$—	$17,032.6	$4,787.9	$15,633.9	$(12,771.0)	$24,683.4
Operating expenses	—	16,988.4	4,708.8	14,278.8	(12,771.0)	23,205.0
Operating income	—	44.2	79.1	1,355.1	—	1,478.4
Other (expense) income:
Interest (expense) income and other, net	(127.6)	1.7	(7.1)	(1.1)	—	(134.1)
Intercompany interest income (expense)	48.0	(24.0)	—	(24.0)	—	—
Other expense, net	(79.6)	(22.3)	(7.1)	(25.1)	—	(134.1)
Income (loss) before income taxes	(79.6)	21.9	72.0	1,330.0	—	1,344.3
Provision (benefit) for income taxes	(28.2)	7.1	28.8	491.6	—	499.3
Income (loss) before equity in earnings of subsidiaries	(51.4)	14.8	43.2	838.4	—	845.0
Equity in earnings of subsidiaries	893.1	768.7	66.4	—	(1,728.2)	—
Net income	841.7	783.5	109.6	838.4	(1,728.2)	845.0
Less: Net income attributable to non-controlling interest	—	—	—	3.3	—	3.3
Net income attributable to Express Scripts	841.7	783.5	109.6	835.1	(1,728.2)	841.7
Other comprehensive income	3.7	3.7	—	3.7	(7.4)	3.7
Comprehensive income attributable to Express Scripts	$845.4	$787.2	$109.6	$838.8	$(1,735.6)	$845.4

For the nine months ended September 30, 2018
Revenues	$—	$52,322.5	$12,513.1	$47,800.9	$(36,662.1)	$75,974.4
Operating expenses	—	52,110.5	12,210.9	44,552.7	(36,662.1)	72,212.0
Operating income	—	212.0	302.2	3,248.2	—	3,762.4
Other (expense) income:
Interest (expense) income and other, net	(404.2)	2.9	(20.4)	(0.8)	—	(422.5)
Intercompany interest income (expense)	413.5	(206.8)	(134.7)	(72.0)	—	—
Other (expense) income, net	9.3	(203.9)	(155.1)	(72.8)	—	(422.5)
Income before income taxes	9.3	8.1	147.1	3,175.4	—	3,339.9
Provision (benefit) for income taxes	2.0	(36.2)	32.1	762.9	—	760.8
Income before equity in earnings of subsidiaries	7.3	44.3	115.0	2,412.5	—	2,579.1
Equity in earnings of subsidiaries	2,564.8	2,225.4	184.6	—	(4,974.8)	—
Net income	2,572.1	2,269.7	299.6	2,412.5	(4,974.8)	2,579.1
Less: Net income attributable to non-controlling interest	—	—	—	7.0	—	7.0
Net income attributable to Express Scripts	2,572.1	2,269.7	299.6	2,405.5	(4,974.8)	2,572.1
Other comprehensive loss	(3.6)	(3.6)	—	(3.6)	7.2	(3.6)
Comprehensive income attributable to Express Scripts	$2,568.5	$2,266.1	$299.6	$2,401.9	$(4,967.6)	$2,568.5

For the nine months ended September 30, 2017
Revenues	$—	$51,684.3	$14,305.8	$46,618.7	$(37,923.0)	$74,685.8
Operating expenses	—	51,468.0	14,039.1	43,190.1	(37,923.0)	70,774.2
Operating income	—	216.3	266.7	3,428.6	—	3,911.6
Other (expense) income:
Interest (expense) income and other, net	(381.3)	1.9	(28.2)	(3.6)	—	(411.2)
Intercompany interest income (expense)	147.0	(73.5)	—	(73.5)	—	—
Other expense, net	(234.3)	(71.6)	(28.2)	(77.1)	—	(411.2)
Income (loss) before income taxes	(234.3)	144.7	238.5	3,351.5	—	3,500.4
Provision (benefit) for income taxes	(84.8)	51.5	110.0	1,222.9	—	1,299.6
Income (loss) before equity in earnings of subsidiaries	(149.5)	93.2	128.5	2,128.6	—	2,200.8
Equity in earnings of subsidiaries	2,339.3	2,010.2	107.4	—	(4,456.9)	—
Net income	2,189.8	2,103.4	235.9	2,128.6	(4,456.9)	2,200.8
Less: Net income attributable to non-controlling interest	—	—	—	11.0	—	11.0
Net income attributable to Express Scripts	2,189.8	2,103.4	235.9	2,117.6	(4,456.9)	2,189.8
Other comprehensive income	8.4	8.4	—	8.4	(16.8)	8.4
Comprehensive income attributable to Express Scripts	$2,198.2	$2,111.8	$235.9	$2,126.0	$(4,473.7)	$2,198.2

Condensed Consolidating Statement of Cash Flows
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the nine months ended September 30, 2018
Net cash flows provided by (used in) operating activities	$(20.2)	$835.1	$144.0	$2,126.9	$(97.5)	$2,988.3
Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	—	(186.0)	—	(55.3)	—	(241.3)
Acquisitions, net of cash acquired	—	(5.6)	—	(20.8)	—	(26.4)
Other, net	—	3.7	(2.5)	(13.7)	(15.8)	(28.3)
Net cash used in investing activities	—	(187.9)	(2.5)	(89.8)	(15.8)	(296.0)
Cash flows from financing activities:
Repayment of long-term debt	—	—	(831.4)	—	—	(831.4)
Treasury stock acquired	(420.7)	—	—	—	—	(420.7)
Net proceeds from employee stock plans	198.9	—	—	—	—	198.9
Commercial paper repayments, net	(195.0)	—	—	—	—	(195.0)
Other, net	—	(7.3)	—	(149.4)	113.3	(43.4)
Net intercompany transactions	2,690.4	(710.1)	689.9	(2,670.2)	—	—
Net cash (used in) provided by financing activities	2,273.6	(717.4)	(141.5)	(2,819.6)	113.3	(1,291.6)
Effect of foreign currency translation adjustment	—	—	—	(4.6)	—	(4.6)
Net increase (decrease) in cash and cash equivalents	2,253.4	(70.2)	—	(787.1)	—	1,396.1
Cash and cash equivalents at beginning of period	1,031.0	114.5	—	1,164.1	—	2,309.6
Cash and cash equivalents at end of period	$3,284.4	$44.3	$—	$377.0	$—	$3,705.7

For the nine months ended September 30, 2017
Net cash flows provided by (used in) operating activities	$(174.8)	$868.3	$1,066.5	$2,408.8	$(187.3)	$3,981.5
Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	—	(128.0)	—	(49.3)	—	(177.3)
Acquisitions, net of cash acquired	—	(122.7)	—	—	—	(122.7)
Other, net	—	(15.3)	—	4.0	—	(11.3)
Net cash used in investing activities	—	(266.0)	—	(45.3)	—	(311.3)
Cash flows from financing activities:
Repayment of long-term debt	(650.0)	—	—	—	—	(650.0)
Treasury stock acquired	(2,735.7)	—	—	—	—	(2,735.7)
Net proceeds from employee stock plans	51.3	—	—	—	—	51.3
Other, net	—	(19.0)	—	(190.8)	187.3	(22.5)
Net intercompany transactions	4,202.5	(263.3)	(1,070.9)	(2,868.3)	—	—
Net cash (used in) provided by financing activities	868.1	(282.3)	(1,070.9)	(3,059.1)	187.3	(3,356.9)
Effect of foreign currency translation adjustment	—	—	—	5.4	—	5.4
Net increase (decrease) in cash and cash equivalents	693.3	320.0	(4.4)	(690.2)	—	318.7
Cash and cash equivalents at beginning of period	583.5	1,234.2	4.4	1,255.1	—	3,077.2
Cash and cash equivalents at end of period	$1,276.8	$1,554.2	$—	$564.9	$—	$3,395.9